Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-259472

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2022

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated April 1, 2022)

Gamida Cell Ltd.
Ordinary Shares

All of the            ordinary shares in this offering are being sold by the company. Our ordinary shares are traded on The Nasdaq Global Market, or Nasdaq, under the symbol “GMDA.” On September 26, 2022, the last reported sale price of our ordinary shares on Nasdaq was $1.91 per ordinary share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

___________________

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-7 to read about factors you should consider before buying our ordinary shares, on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds before expenses to us	$	$

(1)See “Underwriting” beginning on page S-12 for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to            additional ordinary shares at the public offering price per share, less underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $            and the total proceeds to us, before expenses, will be $            .

Certain of our directors and executive officers, including the Chairman of our Board of Directors, have indicated an interest in purchasing a portion of our ordinary shares in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell no ordinary shares in this offering to such individuals, and such individuals may determine to purchase no securities in this offering.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment in New York, New York on or about September            , 2022.

Joint Book-Running Managers

Piper Sandler	JMP Securities
A CITIZENS COMPANY

Prospectus Supplement dated September            , 2022

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On March 25, 2022, we filed with the Securities and Exchange Commission, or SEC, an amendment on Form S-3 to the registration statement on Form F-3 (File No. 333-259472), which was originally filed on September 13, 2021, utilizing a shelf registration process relating to the securities described in this prospectus supplement. The amended registration statement on Form S-3 was declared effective on April 1, 2022. Under this shelf registration process, we may, from time to time, sell ordinary shares, debt securities, warrants, rights, and units for an aggregate initial offering price not to exceed $150,000,000. The registration statement on Form S-3 also registered the sale of up to $50.0 million of our ordinary shares under an Open Market Sale Agreement, dated September 10, 2021, between the Registrant and Jefferies LLC, which are not being offered hereby.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is part of a registration statement that we filed with the SEC using a “shelf” registration process. The accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and should be read with the same care. When we make future filings with the SEC to update the information contained in documents that have been incorporated by reference, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in this prospectus supplement or the accompanying prospectus is inconsistent with a statement in another document having a later date (including a document incorporated by reference in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus, and any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” These documents contain important information that you should consider when making your investment decision.

S-ii

We are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering and the offering of the ordinary shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering outside the United States. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement, the accompanying prospectus or any such free writing prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Gamida Cell, omidubicel and GDA-201 are trademarks of ours that we use in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement and the accompanying prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to our trademark and tradenames. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, as issued by the Financial Accounting Standards Board, FASB. We have made rounding adjustments to some of the figures included in this prospectus supplement. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, references in this prospectus to “NIS” are to the legal currency of Israel, and “U.S. dollars,” “$” or “dollars” are to United States dollars. References in this prospectus supplement to “Gamida Cell,” “Gamida,” “the Company,” “we,” “us” and “our” refer to Gamida Cell Ltd. and our wholly owned subsidiary Gamida Cell Inc., except where the context otherwise requires or as otherwise indicated.

S-iii

Market, Industry and Other Data

This prospectus supplement contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus supplement and the accompanying prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward Looking Statements” in the accompanying prospectus.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our ordinary shares, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors”, the accompanying prospectus and the documents that are incorporated herein and therein by reference, including any financial statements in such documents and the notes to those financial statements, and in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision. This prospectus supplement may add to, update or change information contained in or incorporated by reference in the accompanying prospectus.

Overview

We are an advanced cell therapy company committed to cures for blood cancers and serious hematologic diseases. We harness our cell expansion platform to create therapies with the potential to redefine standards of care in areas of serious medical need. While cell therapies have the potential to address a variety of diseases, they are limited by availability of donor cells, matching a donor to the patient, and the decline in donor cell functionality when expanding the cells to achieve a therapeutic dose. We have leveraged our NAM platform, or nicotinamide cell expansion technology platform to develop a pipeline of product candidates designed to address the limitations of other cell therapies. Our proprietary technology allows for the proliferation and enhancement of donor cells, which allows for maintaining the cells’ functional therapeutic characteristics, providing a treatment alternative for patients.

Hematopoietic stem cell transplantation, or HSCT, is subject to a number of significant limitations, including: (i) delays in finding a suitable match, during which disease progression may make patients ineligible for transplant; (ii) an insufficient number or delayed engraftment of donor cells, leaving patients without a functioning immune system and leading to potentially life-threatening immune deficiency following transplant; (iii) a lack of long-term compatibility between the donor cells and the patient’s own cells, resulting in potentially fatal graft versus host disease, or GvHD; and (iv) older donor age may correspond to a negative impact on the patient’s outcome. In addition, there is ethnic and racial disparity in access to HSCT: data from 2018 indicate that white patients of European descent are approximately four times more likely to receive a transplant than Black patients.

Umbilical cord blood is a readily available source of stem cells for patients who need HSCT and do not have a matched related donor. It is easier to find a match when using stem cells derived from cord blood, since a full match is not required for a successful transplant using cord blood. However, on average, a typical cord blood graft contains approximately one-tenth the number of stem and progenitor cells compared to stem cell grafts from adult bone marrow or peripheral blood donors. This lower number of cells may delay engraftment of the donor cells and reconstitution of the immune system. This, in turn, increases both time in the hospital and the likelihood that a patient might contract a life-threatening infection.

Omidubicel, our lead product candidate, is designed to address the limitations of hematopoietic stem cell transplantation. Omidubicel consists of NAM-expanded and enhanced hematopoietic stem cells and differentiated immune cells, including T cells. The final cell therapy product is cryopreserved until the patient is ready to begin the transplant, when it is thawed and infused. Omidubicel has the potential to be a stem cell graft in two broad patient groups: (i) patients with high-risk leukemias and lymphomas who require HSCT but who lack access to an appropriate matched related donor; and (ii) patients with severe hematologic disorders such as severe aplastic anemia.

In October 2021, the complete results from our pivotal Phase 3 clinical study of omidubicel in 125 patients with various hematologic malignancies were published in the peer-reviewed medical journal Blood. The trial achieved its primary endpoint of time to neutrophil engraftment as well as all three of the prespecified secondary endpoints. These secondary endpoints were the proportion of patients who achieved platelet engraftment by day 42, the proportion of patients with grade 2 or grade 3 bacterial or invasive fungal infections in the first 100 days following transplant, and the number of days alive and out of the hospital in the first 100 days following transplant. All three secondary endpoints demonstrated statistical significance in an intent-to-treat analysis.

In December 2021, we also reported data from an analysis of a subset of 37 patients from the Phase 3 randomized trial of omidubicel at Annual Meeting of the American Society of Hematology, or ASH. The analysis was aimed at investigating the reduced infection rates observed in the study and showed that the omidubicel-treated patients had more rapid recovery of a wide variety of immune cells including CD4+ T cells, B cells, NK cells and dendritic cell subtypes. The robust recovery of the immune system provides rationale for fewer severe bacterial, fungal and viral infections in patients treated with omidubicel. Additional analyses are ongoing to further characterize the immune recovery following omidubicel transplantation. In July 2022, our BLA for omidubicel was accepted by the FDA for priority review. The FDA set an action date of January 30, 2023 under the Prescription Drug User Fee Act, or PDUFA. The FDA also indicated in the BLA filing communication letter that it is not planning to hold an advisory committee meeting as part of the BLA review.

In addition, we have applied our NAM cell expansion technology to natural killer, or NK, cells, to develop our initial NK product candidate, GDA-201, an investigational, NK cell-based immunotherapy for the treatment of hematologic and solid tumors in combination with standard of care antibody therapies. A fresh formulation of GDA-201 was evaluated in a Phase 1/2 investigator-sponsored trial for the treatment of relapsed or refractory non-Hodgkin lymphoma, or NHL, and multiple myeloma, or MM. Data from the trial demonstrate that GDA-201 was well-tolerated and no dose-limiting toxicities were observed in 19 patients with NHL and 16 patients with MM. The data show that therapy using GDA-201 with monoclonal antibodies demonstrated significant clinical activity in heavily pretreated patients with advanced NHL. Of the 19 patients with NHL, 13 complete responses and one partial response were observed, with an overall response rate of 74% and a complete response rate of 68%. At the December 2021 Annual Meeting of ASH, we reported two-year follow-up data from this clinical trial and reported on two-year outcomes and cytokine biomarkers associated with survival. The data demonstrated a median duration of response of 16 months (range 5-36 months), an overall survival at two years of 78% (95% CI, 51%–91%) and a safety profile similar to that reported previously.

In September 2021, we submitted an investigational new drug application, or IND, for a Phase 1/2 clinical trial of a cryopreserved formulation of GDA-201 in patients with follicular and diffuse large B-cell lymphomas, which was subsequently placed on clinical hold prior to the initiation of patient dosing, and on April 21, 2022, we received correspondence from the FDA indicating that the FDA had removed the clinical hold and cleared our IND for GDA-201. In August 2022, we treated the first patient with GDA-201 in this study.

Recent Developments

Chief Executive Officer Transition

On September 17, 2022, the board of directors of the Company, or the Board, approved the appointment of Abigail Jenkins, M.S. as the Company’s President and Chief Executive Officer, effective upon Ms. Jenkins’ commencement of full-time employment with the Company on September 19, 2022. The Board also appointed Ms. Jenkins as a Class I director of the Board, effective as of September 19, 2022, to hold office until the

Company’s 2025 annual general meeting of shareholders and until her successor shall have been elected and qualified, or until her earlier death, resignation or removal. Ms. Jenkins previously served as Chief Commercial and Business Officer at Lyndra Therapeutics, Inc. On September 19, 2022, in connection with Ms. Jenkins’ appointment and as part of a planned succession process, Julian Adams submitted notice of his resignation as the Chief Executive Officer of the Company and its subsidiary, effective immediately. Dr. Adams will remain with the Company as a member of the Board.

Convertible Debt Commitment Letter

On September 27, 2022, we entered into a commitment letter, or the Commitment Letter, with Highbridge Tactical Credit Master Fund, L.P., or one or more of the funds managed, advised or sub-advised by Highbridge Capital Management, LLC and/or for which Highbridge Capital Management LLC acts as trading manager and not in its individual capacity, or collectively, Highbridge, pursuant to which Highbridge has committed to provide a senior secured, convertible term loan, or the Loan, in the aggregate original principal amount of $25 million, to us or our subsidiary, Gamida Cell Inc., to be issued with a 3% original issue discount. The commitments of Highbridge under the Commitment Letter and as described in this prospectus are subject to certain conditions, including the closing of this offering resulting in gross proceeds to us of not less than $20 million. The Commitment Letter does not represent a definitive credit facility and there is no guarantee that we will be able to obtain a term loan of $25 million on the terms set forth in the Commitment Letter or at all. As such, upon further negotiation of the Loan's definitive agreement, the terms described herein may be subject to material changes.

The terms of the Loan as set forth in the Commitment Letter include: (i) a maturity date 24 months from the closing date for the Loan; and (ii) an annual interest rate of 7.50%, subject to increase to 12.00% upon the occurrence of certain events, payable on a quarterly basis, and, subject to certain conditions, payable in the Company’s ordinary shares which will be valued at 95% of the volume weighted average price over a period to be agreed upon. The Commitment Letter provides that the obligations under the Loan will be secured by substantially all of our assets and the assets of our subsidiaries.

Pursuant to the Commitment Letter, subject to certain limitations, the Loan will be convertible at Highbridge’s option into our ordinary shares together with a make-whole premium at a conversion price that will be at a 35% premium to the volume weighted average price of our ordinary shares for the three-trading day period commencing on September 28, 2022, subject to certain adjustments. The Commitment Letter provides that the Loan will be callable at any time, subject to certain conditions, at a redemption price equal to the principal amount of the Loan to be redeemed and including a 5% redemption premiums and a make-whole premium. The Commitment Letter specifies that we will begin monthly repayments on the Loan of principal and accrued but unpaid interest on such amount with the make-whole amount, four months after the closing of the Loan. The Commitment Letter provides that the definitive loan documentation will contain customary terms including: (i) events of default, including a change of control; (ii) a minimum liquidity covenant of $20 million; and (iii) negative covenants, including restrictions on indebtedness, liens, mergers, asset transfers, certain investing activities and other matters customarily restricted in such agreements. We also expect to pay certain fees and expenses of Highbridge and to enter into a registration rights agreement with Highbridge, pursuant to which we will be required to file a registration statement registering the resale by Highbridge of any ordinary shares of the Company issuable pursuant to the terms of the Loan within 30 days after the closing date for the Loan.

Corporate Information

We were incorporated in 1998 as an Israeli corporation. Our principal executive offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116 and we have offices, laboratory space and manufacturing facilities in Israel. Our telephone number is (617) 892-9080. Our website address is www.gamida-cell.com. The information contained on our website and available through our website is an inactive textual reference only.

Implications of Being an “Emerging Growth Company”

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•      an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

•      reduced disclosure obligations regarding executive compensation in our periodic reports and other filings and exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) December 31, 2023; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our ordinary shares that are held by non-affiliates equals or exceeds $700.0 million as of the prior June 30.

In this prospectus supplement and the accompanying prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

THE OFFERING

Ordinary shares offered by us	ordinary shares.
Ordinary shares outstanding prior to this offering	ordinary shares.
Ordinary shares to be outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise their option to purchase an additional ordinary shares in full).
Option to purchase additional ordinary shares	We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to additional ordinary shares.
Insider Participation

Certain of our directors and executive officers, including the Chairman of our Board of Directors, have indicated an interest in purchasing a portion of our ordinary shares in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell no ordinary shares in this offering to such individuals, and such individuals may determine to purchase no securities in this offering.

Use of Proceeds

We estimate that the net proceeds from our issuance and sale of ordinary shares in this offering will be approximately $            million, or approximately $            million if the underwriters exercise their option to purchase additional ordinary shares in full, after deducting estimated underwriting the estimated underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents and trading financial assets: for (i) commercial readiness activities to support potential launch of omidubicel, if approved; (ii) the continued clinical development of our NK product candidates, including GDA-201; and (iii) general corporate purposes, including general and administrative expenses and working capital.

See “Use of Proceeds” on page S-10 of this prospectus supplement for more information about the intended use of proceeds from this offering.

Risk Factors

Investing in our ordinary shares involves significant risks. See the information under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Nasdaq Global Market symbol	Our ordinary shares are listed for trading on Nasdaq under the symbol “GMDA.”

Unless otherwise stated, the number of ordinary shares to be outstanding after this offering is based on             ordinary shares outstanding as of June 30, 2022, and excludes:

•                  ordinary shares reserved for issuance upon the exercise of outstanding options as of June 30, 2022, at a weighted average exercise price of $            per share and            ordinary shares reserved for issuance upon the settlement of restricted shares and restricted share units, at a weighted average price of $            ;

•                  ordinary shares reserved for future issuance under our 2017 Share Incentive Plan, as of June 30, 2022, as well as any automatic increases in the number of common shares reserved for future issuance under this plan;

•                  ordinary shares issued upon the exercise of options after June 30, 2022; and

•                  ordinary shares issuable upon the exercise of outstanding warrants to purchase ordinary shares, at a weighted average exercise price of $            per share, which warrants are expected to remain outstanding at the consummation of this offering.

Unless otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise their option to purchase up to an additional            ordinary shares.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should carefully consider the risks and uncertainties described under the sections captioned “Item 1A. Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, as filed with the SEC on August 15, 2022, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, in its entirety, together with other information in this prospectus supplement, the accompanying prospectus (including the section entitled “Risk Factors” starting on page 4 thereof), the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Business Operations

We will need additional capital to support our operations and growth.

We have entered into a commitment letter, or the Commitment Letter, for a $25 million secured term loan facility, or the Loan, to be provided to us by Highbridge Tactical Credit Master Fund, L.P, or one or more of the funds managed, advised or sub-advised by Highbridge Capital Management, LLC and/or for which Highbridge Capital Management LLC acts as trading manager and not in its individual capacity, or collectively, Highbridge. Consummation of this offering is a condition precedent to the closing of the secured term loan facility, but this offering is not conditioned on the closing of the secured term loan facility. The definitive agreements for the Loan are still pending, and we cannot guarantee that we will be able to obtain the Loan on the terms set forth in the Commitment Letter or at all. In connection with the Loan, we and our subsidiaries will provide the lender with a fully perfected, first-lien security interest on all of our assets, and we will incur fixed payment obligations until the Loan is fully repaid. Moreover, we will be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to sell assets and other operating restrictions that could adversely impact our ability to conduct our business.

We continue to seek additional financing in order to support current operations as well as execute on our growth strategy. We may not be able to obtain additional financing in sufficient amounts or on terms acceptable to us, if at all. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of the lines of operations of our business or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Ordinary Shares

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price of our ordinary shares will be substantially higher than the net tangible book value per share of our ordinary shares. Therefore, if you purchase ordinary shares in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent that outstanding options and warrants are exercised, you will incur further dilution. Based on the public offering price of $            per share, you will experience immediate dilution of $            per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed public offering price. In addition, purchasers of ordinary shares in this offering will have contributed approximately            % of the aggregate price paid by all purchasers of our shares but will own only approximately            % of our ordinary shares outstanding after this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we expect to offer in the future additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares in future transactions may be higher or lower than the price per share in this offering.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities and depositary institutions. These investments may not yield a favorable return to our shareholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, available-for-sale financial assets and short-term deposits and capitalization as of June 30, 2022, on:

•      an actual basis; and

•      an as adjusted basis to give further effect to the sale of            ordinary shares in this offering at the assumed public offering price of $            per ordinary share (the per share closing price on Nasdaq on September            , 2022), after deducting the underwriting discounts and commissions and estimated offering expenses payable to us.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our audited and unaudited financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of June 30, 2022
	Actual		As Adjusted
(unaudited)
(in thousands)
Cash and cash equivalents and trading financial assets	$		$
Shareholders’ equity:

Ordinary shares of NIS 0.01 par value: 150,000,000 shares authorized, actual; 150,000,000 shares authorized as adjusted; 60,021,415 shares issued and outstanding, actual;            shares issued and outstanding, as adjusted

Treasury ordinary shares of NIS 0.01 par value; 75,117 (unaudited)		*
Additional paid-in capital
Accumulated deficit
Total shareholders’ equity	$
Total capitalization	$		$

The number of ordinary shares issued and outstanding, actual and as adjusted shown in the foregoing table and calculations excludes:

•                  ordinary shares reserved for issuance upon the exercise of outstanding options as of June 30, 2022, at a weighted average exercise price of $            per share and            ordinary shares reserved for issuance upon the settlement of restricted shares and restricted share units, at a weighted average price of $            ;

•                  ordinary shares reserved for future issuance under our 2017 Share Incentive Plan, as of June 30, 2022, as well as any automatic increases in the number of common shares reserved for future issuance under this plan; and

•                  ordinary shares issued upon the exercise of options after June 30, 2022.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of            of our ordinary shares in this offering will be approximately $            million, after deducting the estimated underwriting discount and estimated offering expenses payable by us, based on the public offering price of $            per ordinary share. If the underwriters exercise their option to purchase up to an additional            ordinary shares in full, we estimate that the net proceeds to us from this offering will be approximately $            million, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, available for sale and short-term deposits, as follows:

•      commercial readiness activities in preparation of a potential commercial launch of omidubicel;

•      the continued clinical development of our NK product candidates, including GDA-201; and

•      the balance for general corporate purposes, including general and administrative expenses and working capital.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. Due to the uncertainties inherent in the clinical development and regulatory approval and commercialization process, it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for any of the above purposes on a stand-alone basis. Amounts and timing of our actual expenditures will depend upon a number of factors, including our sales, marketing and commercialization efforts, regulatory approval and demand for our product candidates, operating costs and other factors described under “Risk Factors” in this prospectus supplement and the accompanying prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending our application of the net proceeds from this offering, we plan to invest such proceeds in short-term, investment-grade, interest-bearing securities and depositary institutions.

DILUTION

If you invest in our ordinary shares in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per ordinary share in this offering and the as adjusted net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of June 30, 2022, we had a historical net tangible book value of $            million, or $            per ordinary share. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of ordinary shares outstanding on June 30, 2022.

After giving effect to the sale of            of our ordinary shares in this offering at the public offering price of $            per ordinary share, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value at June 30, 2022 would have been $            or $            per share. This represents an immediate increase in as adjusted net tangible book value of $            per share to existing shareholders and immediate dilution of $            per ordinary share to new investors.

The following table illustrates this dilution per ordinary share:

Assumed public offering price per ordinary share		$
Historical net tangible book value per ordinary share as of June 30, 2022	$
Increase in as adjusted net tangible book value per ordinary share attributable to this offering	$
As adjusted net tangible book value per ordinary share after this offering		$
Dilution per ordinary share to new investors participating in this offering		$

If the underwriters exercise in full their option to purchase            additional ordinary shares, the as adjusted net tangible book value will increase to $            per ordinary share, representing an immediate increase in as adjusted net tangible book value to existing shareholders of $            per ordinary share and an immediate dilution of $            per ordinary share to new investors participating in this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our equity holders.

The tables and discussion above shown are based on            ordinary shares outstanding as of June 30, 2022, and exclude:

•                  ordinary shares reserved for issuance upon the exercise of outstanding options as of June 30, 2022, at a weighted average exercise price of $            per share and            ordinary shares reserved for issuance upon the settlement of restricted shares and restricted share units, at a weighted average price of $            ;

•                  ordinary shares reserved for future issuance under our 2017 Share Incentive Plan, as of June 30, 2022, as well as any automatic increases in the number of common shares reserved for future issuance under this plan; and

•                  ordinary shares issued upon the exercise of options after June 30, 2022.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement, dated the date of this prospectus, with respect to our ordinary shares, or the shares, being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the respective number of shares shown opposite its name in the following table. Piper Sandler & Co. and JMP Securities LLC are acting as joint book-running managers for this offering, and Piper Sandler & Co. is acting as the representative of the underwriters, or the representative.

Underwriters	Number of Shares
Piper Sandler & Co.
JMP Securities LLC
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until that option is exercised. If an underwriter fails or refuses to purchase any of its committed shares, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

Certain of our directors and executive officers, including the Chairman of our Board of Directors, have indicated an interest in purchasing a portion of our ordinary shares in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell no ordinary shares in this offering to such individuals, and such individuals may determine to purchase no securities in this offering.

The underwriters have an option to buy up to an additional            shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above, and the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover of this prospectus and to certain dealers at such offering price less a concession not in excess of $            per share. After the public offering of the shares, the offering price and the selling concession may be changed by the underwriters.

The following table shows the per share and the total underwriting discount to be paid by us to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $            , all of which will be paid by us. We have agreed to pay JMP Securities LLC a corporate finance advisory fee in the amount of 5% of the total underwriting discount and commissions received by the underwriters in this offering. We have also agreed to reimburse the underwriters for certain out-of-pocket expenses incurred in connection with the offering, including the fees and disbursements of their counsel, up to an aggregate of $            .

We and our officers and directors have agreed with the underwriters that, for a period of 90 days after the date of this prospectus (the “lock-up period”), subject to certain exceptions, we and they will not (1) offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of), directly or indirectly, including the filing (or participation in the filing) with the SEC of a registration statement under the Securities Act to register, any of our shares or any securities convertible into or exercisable or exchangeable for our shares or warrants or other rights to acquire shares of which such officer, director or holder is now, or may in the future become, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic benefits or risks of ownership of such shares, securities, warrants or other rights to acquire shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our shares or other securities, in cash or otherwise, or (3) publicly disclose the intention to enter into any transaction described in clause (1) or (2) above, except with the prior written consent of the representative.

The restrictions above on the actions of our officers and directors do not apply to certain transactions, including:

•      transfers of securities as a bona fide gift;

•      transfers or dispositions of securities to any trust for the direct or indirect benefit of the lock-up signatory or any member of the immediate family of the lock-up signatory;

•      transfers or dispositions of securities to affiliates (within the meaning set forth in Rule 405 under the Securities Act);

•      transfers of securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up signatory;

•      transfers or dispositions of securities to satisfy tax withholding obligations upon exercise or vesting of options or equity awards;

•      transfers of securities made by operation of law (including pursuant to divorce settlements);

•      the exercise of options, warrants, restricted share or restricted share units granted pursuant to our equity incentive plans and outstanding on the date of this prospectus;

•      transfers of securities made in connection with a bona fide third-party tender offer;

•      entry into any trading plan established pursuant to Rule 10b5-1 under the Exchange Act;

•      transfers of securities to us in connection with the termination of the employment (or other service relationship) of the lock-up signatory; or

•      transfers of securities by the lock-up signatory to its investment manager or advisor with discretionary authority over the lock-up signatory’s investments;

provided, however, that

•      in the case of transfers or distributions made pursuant to the first, second, third, fourth and tenth bullets above, it will be a condition of such transfer or disposition that the transferee agrees to be bound in writing by the restrictions set forth above;

•      in the case of transfers or dispositions made pursuant to the first, second, third, fourth, sixth, eighth and ninth bullets above, such transfer shall not involve a disposition for value;

•      in the case of transfers or distributions made pursuant to the first, second, third, fourth, fifth, seventh, and ninth bullets above, no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily during the lock-up period, other than (x) filings made on a Form 5 made after the expiration of the lock-up period, and (y) a required filing on Schedule 13A, 13G or Form 13F if the lock-up signatory is not a director or officer of the Company, so long as such required filing includes a reasonably detailed explanation of such transfer or disposition; and

•      in the case of transfers or dispositions made pursuant to the ninth bullet above, such trading plan does not provide for any sales or other dispositions of securities subject to the foregoing restrictions during the lock-up period, and no public announcement or filing under the Exchange Act or otherwise is made by or on behalf of the lock-up signatory or the Company regarding the establishment of, or sales under, such plan during the lock-up period, other than a required filing on Schedule 13D, Schedule 13G or Form 13F under the Exchange Act, if the lock-up signatory is not an officer or director of the Company, so long as such required filing includes a statement to the effect that no transfers will be made during the lock-up period.

The restrictions described above on our actions do not apply to certain transactions, including:

•      the ordinary shares to be sold to the underwriters in this offering;

•      any ordinary shares issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the prospectus supplement which are described in the prospectus supplement;

•      any ordinary shares issued or options to purchase ordinary shares granted pursuant to existing employee benefit plans of us referred to in the prospectus supplement;

•      the filing of a registration statement on Form S-8 relating to ordinary shares granted pursuant to our equity incentive plans existing as of the closing date of this offering and disclosed in the prospectus supplement;

•      ordinary shares or any securities convertible into, or exercisable, or exchangeable for, ordinary shares issued, sold or delivered in connection with any acquisition or strategic investment (including any joint venture, strategic alliance or partnership) as long as (x) the aggregate number of ordinary shares issued or issuable does not exceed 5% of the number of our ordinary shares outstanding immediately after the completion of this offering, and (y) each recipient of any such ordinary shares or other securities executes a lock-up agreement restricting the resale of such ordinary shares or securities in the form executed by each of the executive officers and directors of the Company for the remainder of the 90-day restricted period; and

•      the execution by us of a senior secured, convertible term loan facility with Highbridge and other lenders from time to time party thereto, the issuance of any ordinary shares thereunder and the filing of a registration statement on Form S-3 relating to the resale by the lenders of any ordinary shares issuable pursuant to such loan facility.

Our shares are listed on Nasdaq under the symbol “GMDA.”

In connection with this offering, the underwriters may purchase and sell our shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of our shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares. As a result, the price of our shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

In connection with this offering, the underwriters may engage in passive market making transactions in the shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of our shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non- financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)     to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representative that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

No shares have been offered or will be offered pursuant to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the FCA, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the U.K. Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;

(b)     to fewer than 150 natural or legal persons (other than qualified investors as defined under the U.K. Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)     in any other circumstances falling within Section 86 of the Financial Services Markets Act 2000 (as amended, the “FSMA”);

provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation.

Each person in the United Kingdom who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representative that it is a qualified investor within the meaning of Article 2 of the U.K. Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the U.K. Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision: the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares; and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than: (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the Securities Law) and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the Addendum), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)     where no consideration is or will be given for the transfer;

(c)     where the transfer is by operation of law;

(d)     as specified in Section 276(7) of the SFA; or

(e)     as specified in Regulation 32 of the Securities and Futures (Offers of Investment) (Shares and Debentures) Regulations 2005.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to this offering, our company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion describes certain material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our ordinary shares pursuant to this offering and hold such ordinary shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances, or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks and certain other financial institutions, insurance companies, pension plans, cooperatives, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities (including private foundations), governmental or international organizations, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or long-term residents of the United States, persons that hold our ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons who received our ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation for services, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of our stock by vote or value, persons that hold our ordinary shares in connection with a trade or business, permanent establishment or fixed place of business outside the United States, corporations that accumulate earnings to avoid U.S. federal income tax and partnerships (or entities and arrangements that are classified as partnerships for U.S. federal income tax purposes) and other pass-through entities (and investors therein). This discussion does not address any U.S. state or local or non-U.S. tax consequences, any U.S. federal estate, gift, or alternative minimum tax consequences, the potential application of the Medicare contribution tax on net investment income, or the special tax accounting rules under Section 451(b) of the Code.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of ordinary shares that is eligible for the benefits of the U.S.-Israel Double Tax Treaty, or the Treaty, and that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a U.S. Person for U.S. federal income tax purposes.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in our ordinary shares will depend in part upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Any partnership and partner should consult their tax advisors regarding the tax consequences of the ownership and disposition of our ordinary shares in their particular circumstances.

Prospective investors considering an investment in our ordinary shares should consult their tax advisors regarding the income and non-income tax consequences under U.S. federal, state, and local tax laws and non-U.S. tax laws relating to the ownership and disposition of our ordinary shares in their particular circumstances.

Passive Foreign Investment Company Consequences

Generally, for any taxable year, if at least 75% of our gross income is passive income, or at least 50% of the value of our assets (generally determined based on a weighted quarterly average) is attributable to assets that produce, or are held for the production of, passive income, we would be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. For purposes of these tests, passive income generally includes dividends, interest, certain gains from the sale or exchange of investment property, and rents and royalties (other than rents and royalties received from unrelated parties in connection with the active conduct of a trade or business), and passive assets generally include cash. Additionally, we generally are treated as holding and receiving directly our proportionate share of the assets and income, respectively, of any corporation in which we own, directly or indirectly, 25% of its stock by value.

Our status as a PFIC generally will depend on the nature and composition of our income, and the nature, composition, and value of our assets (which generally will be determined based on the fair market value of each asset, with the value of goodwill and going concern value determined in large part by reference to the market value of our ordinary shares from time to time, which may be volatile). If our market capitalization declines while we hold a substantial amount of cash for any taxable year, we may be a PFIC for such taxable year. The manner and timeframe in which we spend the cash we raise in this and any other offering, the transactions we enter into, and how our corporate structure may change in the future will affect the nature and composition of our income and assets. Until such time as we start generating revenue from operations, our PFIC status may depend, in part, on the treatment of payments we receive from other sources (including government grants), which is uncertain, and the magnitude of such payments compared to passive income from investments. Based on the value of our assets, including goodwill, and the nature and composition of our income and assets, we believe that we were not a PFIC for the taxable year ended December 31, 2021. Because the determination of whether we are a PFIC for any taxable year is a factual determination made annually after the end of each taxable year by applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation, there can be no assurance that we will not be a PFIC for any taxable year, and our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, regardless of whether we continue to be a PFIC, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” on (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ordinary shares and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of the ordinary shares. Additionally, under the PFIC excess distribution regime, (i) the tax on such distribution or gain would be determined by allocating such distribution or gain ratably over the U.S. Holder’s holding period for the ordinary shares, (ii) the amount of such distribution or gain allocated to the taxable year in which such distribution occurs or such gain is recognized and any taxable year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the taxable year in which such distribution occurs or such gain is recognized and (iii) the amount allocated to each other taxable year will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, for each such taxable year and an interest charge, generally applicable to underpayments of tax, will be added to the tax. The tax for the amount allocated to taxable years prior to the taxable year in which such distribution occurs or such gain is recognized cannot be offset by any net operating losses for such taxable years, and any such gain (but not loss) recognized cannot be treated as capital gain, even if the U.S. Holder holds our ordinary shares as capital assets.

If we pay a dividend to a non-corporate U.S. Holder and we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year, such dividend generally will not qualify for taxation at preferential capital gains tax rate even if we are a “qualified foreign corporation” and certain other requirements are met (see discussion below under “—Distributions”).

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, we must generally continue to be treated as a PFIC by the U.S. Holder for all succeeding taxable years during which the U.S. Holder holds the ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a valid “deemed sale” election with respect to the ordinary shares. If the election is made, the U.S. Holder will be deemed to sell the ordinary shares at their fair market value on the last day of the last taxable year in which we were a PFIC, and any gain recognized from such deemed sale will be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares will not be treated as shares in a PFIC unless we subsequently become a PFIC. Each U.S. Holder of our ordinary shares is advised to consult its tax advisors regarding the availability and desirability of making a deemed sale election.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and one of our non-U.S. corporate subsidiaries (if any) is also a PFIC, or a lower-tier PFIC, the U.S. Holder generally will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and will be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though the U.S. Holder might not receive the proceeds of such distributions or disposition. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, the U.S. Holder will not be subject to the PFIC excess distribution regime if the U.S. Holder makes a valid “mark-to-market” election with respect to the ordinary shares. A mark-to-market election is available to the U.S. Holder only if the ordinary shares are “marketable stock.” Our ordinary shares will be marketable stock as long as they remain listed on the Nasdaq Global Market and are “regularly traded,” other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, the U.S. Holder generally will take into account, as ordinary income for each taxable year, the excess of the fair market value of the ordinary shares over the adjusted tax basis of such ordinary shares at the end of such taxable year. The U.S. Holder will also take into account, as ordinary loss for each taxable year, the excess of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares at the end of such taxable year, but only to the extent of any net mark-to-market gain previously included in income. The U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of the U.S. Holder’s ordinary shares in any taxable year in which we are a PFIC will be treated as ordinary income and any loss from such sale, exchange or other disposition will be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. Once made, a mark-to-market election cannot be revoked without the consent of the U.S. Internal Revenue Service, or the IRS, unless our ordinary shares cease to be marketable stock.

A mark-to-market election will not apply to our ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election generally will not apply to any of our non-U.S. subsidiaries (if any), unless the shares in such non-U.S. subsidiaries are themselves marketable stock. Accordingly, a U.S. Holder of our ordinary shares may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs, notwithstanding the U.S. Holder’s mark-to-market election with respect to our ordinary shares. Each U.S. Holder of our ordinary shares is advised to consult its tax advisors regarding the availability and desirability of making a mark-to-market election, including the impact of such election with respect to any lower-tier PFICs.

The tax consequences that would apply if we were a PFIC would also be different from those described above if a U.S. Holder of our ordinary shares were able to make a valid “qualified electing fund,” or QEF, election. At this time, we do not expect to provide U.S. Holders of our ordinary shares with the information necessary to make a QEF election. Accordingly, prospective investors in our ordinary shares should assume that a QEF election will not be available.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors in our ordinary shares are strongly urged to consult their tax advisors regarding our PFIC status, the impact of such status on the ownership and disposition of our ordinary shares, any elections that might be available with respect to our ordinary shares if we were a PFIC and all related information reporting obligations.

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences,” a U.S. Holder of our ordinary shares that receives a distribution with respect to our ordinary shares generally will be required to include the gross amount of such distribution (before reduction for any Israeli withholding taxes withheld therefrom) in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by the U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. We may not account for our earnings and profits in accordance with U.S. federal income tax principles, and U.S. Holders of our ordinary shares should expect all distributions from us to be reported to them as dividends. Such dividends will not be eligible for the dividends-received deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid to non-corporate U.S. Holders by a “qualified foreign corporation” are currently eligible, as “qualified dividend income,” for taxation at preferential capital gains rate rather than the marginal tax rates generally applicable to ordinary income, provided that certain requirements (including conditions relating to holding period) are met. However, as discussed above under “—Passive Foreign Investment Company Consequences”), if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year, we will not be treated as a qualified foreign corporation, and therefore the preferential capital gains tax rate will not apply.

A non-U.S. corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be a qualified foreign corporation (1) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and that includes an exchange of information provision or (2) with respect to any dividend it pays on its ordinary shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Israel for purposes of, and are eligible for the benefits of, the Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the Treaty is satisfactory for purposes of the qualified dividend income rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “—Passive Foreign Investment Company Consequences,” if the Treaty is applicable, dividends paid by us generally will be qualified dividend income in the hands of individual U.S. Holders of our ordinary shares, provided that certain requirements (including conditions relating to holding period) are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the preferential capital gains tax rate on dividends paid by us. Distributions on our ordinary shares that are treated as dividends generally will be included in the income of a U.S. Holder of our ordinary shares on the date of the U.S. Holder’s actual or constructive receipt of such dividends. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of such receipt, regardless of whether such dividend income is in fact converted into U.S. dollars. If such dividend income is converted into U.S. dollars on the date of such receipt, the U.S. Holder will not be required to recognize foreign currency gain or loss. If such dividend income is converted into U.S. dollars after the date of such receipt, the U.S. Holder may have foreign currency gain or loss.

Distributions on our ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for U.S. foreign tax credit purposes and generally will be categorized as passive category income. Subject to applicable limitations, some of which vary depending on a U.S. Holder’s particular circumstances, Israeli income taxes withheld from dividends on our ordinary shares at a tax rate not exceeding the tax rate provided by the Treaty (assuming the U.S. Holder is eligible for the benefits of the Treaty) will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing U.S. foreign tax credits are complex and U.S. Holders of our ordinary shares should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. Recently issued U.S. Treasury regulations, which apply to foreign taxes paid or accrued in taxable years beginning on or after December 28, 2021, may in some circumstances prohibit a U.S. person from claiming a foreign tax credit with respect to certain non-U.S. taxes that are not creditable under applicable income tax treaties. In lieu of claiming a U.S. foreign tax credit, a U.S. Holder of our ordinary shares may, at such U.S. Holder’s election, deduct foreign taxes, including any Israeli income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming U.S. foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion above under “—Passive Foreign Investment Company Consequences,” a U.S. Holder of our ordinary shares generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of the ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in the ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a preferential tax rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder of our ordinary shares that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale, exchange or other disposition of our ordinary shares generally will be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

If the proceeds received by the U.S. Holder are not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale, exchange or other disposition. However, if the ordinary shares are traded on an established securities market and the U.S. Holder is either a cash basis taxpayer or an accrual basis taxpayer that has made a special election to determine the amount realized using the spot rate on the settlement date (which must be consistently applied from year to year and cannot be changed without the consent of the IRS), the U.S. Holder will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale, exchange or other disposition. If the U.S. Holder is an accrual basis taxpayer that is not eligible to make or does not make the special election, the U.S. Holder will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale, exchange or other disposition and the U.S. dollar value of the amount received at the spot rate of exchange on the settlement date of the sale, exchange or other disposition.

Information Reporting and Backup Withholding

U.S. Holders of our ordinary shares may be required to file certain U.S. information returns with the IRS with respect to an investment in our ordinary shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences,” each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for ordinary shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed on a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our ordinary shares may be reported to the IRS unless the U.S. Holder of our ordinary shares establishes a basis for exemption. Backup withholding (currently at a rate of 24%) may apply to amounts subject to reporting if the U.S. Holder (1) fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption or (2) is described in certain other categories of persons. However, U.S. Holders of our shares that are corporations are generally excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their tax advisors regarding the backup withholding and information reporting rules.

THE DISCUSSION ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS IN OUR ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ALL RELATED INFORMATION REPORTING REQUIREMENTS AND THE IMPACT OF ANY POTENTIAL CHANGE IN LAW.

LEGAL MATTERS

The validity of the issuance of our ordinary shares offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Israel. Certain matters of U.S. federal law will be passed upon for us by Cooley LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York with respect to U.S. federal law.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 incorporated by reference into this prospectus supplement have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1d to the Consolidated Financial Statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost, Forer, Gabbay & Kasierer is Menachem Begin 144, Tel Aviv, Israel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You also may access these filings on our website at www.gamida-cell.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

•      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 24, 2022;

•      Our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 15, 2022, and for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022;

•      Our Current Reports on Form 8-K filed with the SEC on January 19, 2022, January 31, 2022, January 31, 2022, February 9, 2022, April 26, 2022, June 2, 2022, June 10, 2022, July 29, 2022, August 1, 2022, August 10, 2022, and September 19, 2022; and

•      The description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on October 23, 2018, including any amendments or reports filed for the purposes of updating this description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents, either in writing to Gamida Cell Ltd., 116 Huntington Avenue Boston, MA 02116, Attn: Chief Financial Officer or by telephone (617) 892-9080.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus or any prospectus supplement modifies, supersedes or replaces such statement. Any statement that is modified or superseded will not constitute a part of this prospectus or any prospectus supplement, except as modified or superseded.

PROSPECTUS

$150,000,000
Ordinary Shares, Debt, Warrants, Rights
and Units offered by the Company

Gamida Cell Ltd.

We may offer, issue and sell from time to time, in one or more offerings, ordinary shares, debt, warrants, rights or units, which we collectively refer to as the “securities.” The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $150 million.

We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 25.

Our ordinary shares are traded on the Nasdaq Global Market under the symbol “GMDA.” On March 24, 2022, the closing price of our ordinary shares as reported by the Nasdaq Global Market was $4.34 per ordinary share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as part of a “shelf” registration process.

Under this shelf registration, we may offer any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described herein, we will provide prospective investors with a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement or any related free writing prospectus that we may authorize. You should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before investing in any of the securities offered.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Unless otherwise indicated, “Gamida Cell,” “Gamida,” “the Company,” “our company,” “we,” “us” and “our” refer to Gamida Cell Ltd. and its wholly owned subsidiary, Gamida Cell Inc.

Gamida Cell is a trademark of ours that we use in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to our trademark and tradenames.

The terms “shekel,” “Israeli shekel” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar” or “$” refer to United States dollars, the lawful currency of the United States. All references to “shares” in this prospectus refer to ordinary shares of Gamida Cell Ltd., par value NIS 0.01 per share.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Neither we, nor any agent, underwriter or dealer has authorized any person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus, any applicable supplement to this prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus, any applicable supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

ABOUT GAMIDA CELL LTD.

Overview

We are an advanced cell therapy company committed to cures for blood cancers and serious hematologic diseases. We harness our cell expansion platform to create therapies with the potential to redefine standards of care in areas of serious medical need. While cell therapies have the potential to address a variety of diseases, they are limited by availability of donor cells, matching a donor to the patient, and the decline in donor cell functionality when expanding the cells to achieve a therapeutic dose. We have leveraged our NAM platform, or nicotinamide cell expansion technology platform, to develop a pipeline of product candidates designed to address the limitations of other cell therapies. Our proprietary technology allows for the proliferation and enhancement of donor cells, which allows for maintaining the cells’ functional therapeutic characteristics, providing a potential treatment alternative for patients.

Corporate Information

We are an Israeli corporation and were incorporated in 1998. Our principal executive offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116. Our telephone number is (617) 892-9080. Our website address is www.gamida-cell.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our website address as an inactive textual reference only.

Gamida Cell Inc., our wholly owned subsidiary, was incorporated under the laws of the State of Delaware in October 2000 and is qualified to do business in Massachusetts among other states.

Our ordinary shares have been listed on the Nasdaq Global Market under the symbol “GMDA” since October 26, 2018.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, you should carefully consider the risk factors incorporated by reference from Part I, Item 1A. of our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on From 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus or any applicable prospectus supplement, as updated by those subsequent filings with the SEC under the Exchange Act, that are incorporated herein by reference. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline, in which case you may lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we currently intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes. Accordingly, we will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

CAPITALIZATION

We intend to include information about our capitalization and indebtedness in prospectus supplements.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings, ordinary shares, debt, warrants to purchase ordinary shares, rights and units comprising any combination of these securities.

In this prospectus, we refer to the ordinary shares, debt, warrants to purchase ordinary shares, rights and units that may be offered by us collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $150 million. The actual price per share of the shares that will offer, or per security of the securities that we will offer, pursuant hereto will depend on a number of factors that may be relevant as of the time of offer.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

The following descriptions of our share capital and provisions of our amended and restated articles of association are summaries and do not purport to be complete.

General

Our authorized share capital consists of 150,000,000 ordinary shares, par value NIS 0.01 per share, of which 59,970,389 shares are issued and outstanding as of December 31, 2021. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights. We have no preferred shares authorized or outstanding.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 51-260120-4. Our purpose, as set forth in our amended and restated articles of association, is to engage in any lawful act or activity.

Voting Rights

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than 5 but no more than 11 directors. Pursuant to our amended and restated articles of association, each of our directors will be appointed by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until they are removed by a vote of 60% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law, and our amended and restated articles of association. In addition, our amended and restated articles of association allow our board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under our amended and restated articles of association. Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, for a term of office according to the class to which such director was assigned upon appointment.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may generally be between four and 21 days prior to the date of the meeting, and in certain circumstances, between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•      amendments to our articles of association;

•      appointment or termination of our auditors;

•      appointment of external directors;

•      approval of certain related party transactions;

•      increases or reductions of our authorized share capital;

•      a merger; and

•      the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Israeli Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of one or more shareholders present in person, by proxy or written ballot who hold or represent between them at least 33 1/3 of the total outstanding voting rights. A meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, one or more shareholders present in person, by proxy or written ballot who hold or represent between them at least 33 1/3% of the total outstanding voting rights shall constitute a quorum.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) requires the approval under “Management—Fiduciary duties and approval of specified related party transactions under Israeli law” and (iii) approval of certain compensation-related matters require the approval described in the final prospectus filed with our Form F-1 Registration Statement (No. 333-232302) on June 28, 2019 under “Management—Compensation Committee.” Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our amended and restated articles of association also provide that the removal of any director from office or the amendment of the provisions relating to our staggered board requires the vote of 60% of the total voting power of our shareholders. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital or that of a certain class of shares is required by the Companies Law to make a tender offer to all of the company’s shareholders or the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the company or of the same class, as applicable.

If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved it, which condition shall not apply if offerees holding less than 2% of the company’s issued and outstanding share capital failed to approve such tender offer).

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether the shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court unless the acquirer stipulated that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class, or the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private placement, provided that the general meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer, excluding the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, holders of 25% or more of the voting rights in the company or anyone on their behalf, including their relatives and entities controlled by them.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his or her acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special tender offer or had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity shall refrain from making a subsequent tender offer for the purchase of shares of the target company and cannot execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Pursuant to the Companies Law, if a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described in our final prospectus filed with our Form F-1 Registration Statement (No. 333-232302) on June 28, 2019 under “Management—Fiduciary duties and approval of specified related party transactions under Israeli law.”).

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger pursuant to regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations the target company. The court may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-Takeover Measures

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. We have no preferred shares authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above in “—Voting Rights.” In addition, as disclosed under “—Election of directors”, we have a classified board structure which effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Broadridge Corporate Issuer Solutions, Inc. Its address is 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 553-5400.

Listing

Our ordinary shares are listed on The Nasdaq Global Market under the symbol “GMDA.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•      the title of the series of debt securities;

•      any limit upon the aggregate principal amount that may be issued;

•      the maturity date or dates;

•      the form of the debt securities of the series;

•      the applicability of any guarantees;

•      whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•      whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•      if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•      the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•      our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•      if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•      the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•      the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•      any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•      whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•      if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•      if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•      additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•      additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•      additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•      additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•      additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•      the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•      whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•      the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for U.S. federal income tax purposes;

•      any restrictions on transfer, sale or assignment of the debt securities of the series; and

•      any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our ordinary shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•      if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•      if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•      if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•      if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•      the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•      subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•      the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•      the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request,

•      such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

•      the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•      to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•      to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•      to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•      to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•      to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•      to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•      to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•      to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•      to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•      extending the fixed maturity of any debt securities of any series;

•      reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•      reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•      provide for payment;

•      register the transfer or exchange of debt securities of the series;

•      replace stolen, lost or mutilated debt securities of the series;

•      pay principal of and premium and interest on any debt securities of the series;

•      maintain paying agencies;

•      hold monies for payment in trust;

•      recover excess money held by the trustee;

•      compensate and indemnify the trustee; and

•      appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•      issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•      register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. Any series of warrants may be issued under a separate warrant agreement, which may be entered into between us and a warrant agent specified in an applicable prospectus supplement relating to a particular series of warrants. Any such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We may also choose to act as our own warrant agent. We will set forth further terms of the warrants and any applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•      the title of the warrants;

•      the aggregate number of the warrants;

•      the number of securities purchasable upon exercise of the warrants;

•      the designation and terms of the securities, if any, with which the warrants are issued, and the number of the warrants issued with each such offered security;

•      the date, if any, on and after which the warrants and the related securities will be separately transferable;

•      the price at which, and form of consideration for which, each security purchasable upon exercise of the warrants may be purchased;

•      the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•      if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•      information with respect to book-entry procedures, if any;

•      if applicable, a discussion of the material Israeli and U.S. income tax considerations applicable to the issuance or exercise of such warrants;

•      the anti-dilution and adjustment of share capital provisions of the warrants, if any;

•      the minimum or maximum amount of the warrants which may be exercised at any one time;

•      any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•      any other material terms of the warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer rights, see “Where You Can Find More Information.”

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase any of our securities or any combination thereof. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. The rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. We may also appoint a rights agent that may act solely as our agent in connection with the rights that are sold. Any such agent will not assume any obligation or relationship of agency or trust with any of the holders of the rights. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

•      the title of such rights;

•      the price, if any, for the subscription rights;

•      the securities for which such rights are exercisable;

•      the exercise price for such rights;

•      the number of such rights issued with respect to each ordinary share;

•      the extent to which such rights are transferable;

•      if applicable, a discussion of the material Israeli and U.S. income tax considerations applicable to the issuance or exercise of such rights;

•      the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

•      the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•      if applicable, the material terms of any standby underwriting or other purchase arrangement, or any agency agreement, that we may enter into in connection with the rights offering; and

•      any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

Each right will entitle the holder of the right to purchase for cash such securities or any combination thereof at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agreement if we offer rights, see “Where You Can Find More Information.”

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. As specified in the applicable prospectus supplement, we may issue units consisting of our ordinary shares, rights, warrants or any combination of such securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date. The applicable prospectus supplement will describe:

•      the terms of the units and of the ordinary shares, rights and/or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•      a description of the terms of any unit agreement governing the units or any arrangement with an agent that may act on our behalf in connection with the unit offering;

•      a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•      any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable units agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable units agreement if we offer units, see “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•      through underwriters or dealers;

•      directly to a limited number of purchasers or to a single purchaser;

•      through agents; or

•      through any other method permitted by applicable law and described in the applicable prospectus supplement.

The distribution of our securities may be carried out, from time to time, in one or more transactions, including:

•      block transactions and transactions on the Nasdaq Global Market or any other organized market where the securities may be traded;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•      ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•      sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•      sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•      the name or names of any underwriters, dealers or agents;

•      the method of distribution;

•      the public offering price or purchase price and the proceeds to us from that sale;

•      the expenses of the offering;

•      any discounts or commissions to be allowed or paid to the underwriters, dealers or agents;

•      all other items constituting underwriting compensation and the discounts and commissions to be allowed or paid to dealers, if any; and

•      any other information regarding the distribution of the securities that we believe to be material.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We may, from time to time, authorize agents acting on a best or reasonable efforts basis as our agents to solicit or receive offers to purchase the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our Israeli directors and officers and any Israeli experts named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a significant number of our directors are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Gamida Cell Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with any offering described in this prospectus. The address of our agent is 116 Huntington Avenue, Boston, Massachusetts.

We have been informed by our legal counsel in Israel, Meitar | Law Offices that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•      the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•      the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy;

•      the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•      the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•      the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•      the judgment was obtained by fraud;

•      the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•      the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•      the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•      at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

LEGAL MATTERS

The validity of the issuance of our ordinary shares offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain matters of U.S. federal law will be passed upon for us by Cooley LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K filed on March 24, 2022, have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon’ incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost, Forer, Gabbay & Kasierer is Menachem Begin 144, Tel Aviv, Israel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You also may access these filings on our website at www.gamida-cell.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

•      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 24, 2022;

•      Our Current Reports on Form 8-K filed with the SEC on January 19, 2022, January 31, 2022, January 31, 2022 and February 9, 2022; and

•      The description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on October 23, 2018, including any amendments or reports filed for the purposes of updating this description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents, either in writing to Gamida Cell Ltd., 116 Huntington Avenue Boston, MA 02116, Attn: Chief Financial Officer or by telephone (617) 892-9080.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus or any prospectus supplement modifies, supersedes or replaces such statement. Any statement that is modified or superseded will not constitute a part of this prospectus or any prospectus supplement, except as modified or superseded.

Gamida Cell Ltd.

            Ordinary Shares

PRELIMINARY PROSPECTUS SUPPLEMENT

Piper Sandler

JMP Securities

A CITIZENS COMPANY

September     , 2022